As filed with the Securities and Exchange Commission on July 28, 2022

Registration Statement No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

9 METERS BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-394865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615
Telephone: (919) 275-1933
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bethany Sensenig
Chief Financial Officer
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615
Telephone: (919) 275-1933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Donald R. Reynolds
Lorna A. Knick
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Telephone: (919) 781-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 28, 2022

PROSPECTUS
9 Meters Biopharma, Inc.

144,622,855 Shares of Common Stock

This prospectus relates to the possible resale of up to 144,622,855 shares of our common stock, $0.0001 par value per share, from time to time in one or more offerings by the selling stockholder named herein and any additional selling stockholders who will be identified in one or more prospectus supplements.

The 144,622,855 shares offered hereby are issuable upon the potential conversion of the senior secured convertible note (the “Convertible Note”) sold in a private placement on July 15, 2022 (the “Private Placement”).
The registration of these shares does not necessarily mean that any holder will sell any of its shares or that the Convertible Note will be converted into shares of common stock. We are not offering for sale any shares of our common stock pursuant to this prospectus and we will not receive any proceeds from the resale of the shares of our common stock offered hereby.
The selling stockholder may offer the shares from time to time as such selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. The selling stockholder may offer all or part of the shares registered hereby for resale from time to time directly to purchasers, through agents selected by the selling stockholder, or to or through underwriters or dealers, at either prevailing market prices or at privately negotiated prices. If agents, underwriters or dealers are used in the sale of the shares by the selling stockholder, such agents, underwriters or dealers will be named and their compensation described in any applicable prospectus supplement. The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
 Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol “NMTR”. On July 27, 2022, the last reported sale price of our common stock, as reported on the Nasdaq Capital Market, was $0.225 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 11 of this prospectus and the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this process, the selling stockholder named herein may, from time to time, in one or more offerings, sell the shares of common stock described in this prospectus.

A prospectus supplement may also add, update, or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We and the selling stockholder have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell and seeking offers to buy the common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates.

You should note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

When we refer to “9 Meters,” “the Company,” “we,” “our,” and “us” in this prospectus, we mean 9 Meters Biopharma, Inc., a Delaware corporation, unless otherwise specified. References to our “common stock” refer to the common stock, par value $0.0001 per share, of 9 Meters Biopharma, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Specifically, all statements other than statements of historical facts included in this prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information available to management at that time. When used in this prospectus, each prospectus supplement and the documents incorporated by reference herein and therein, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “might”, “plan”, “will”, “continue” and “intend”, and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our view, as of the date hereof, with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Exchange Act, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:
•our need to raise additional money to fund our operations for the next twelve months to continue as a going concern;
•the impact of COVID-19 on our operations, enrollment in and timing of clinical trials;
•fluctuations in our financial results and stock price, particularly given market conditions and the potential economic impact of the COVID-19 pandemic;
•uncertainties associated with the clinical development and regulatory approval of product candidates, including reliance on blinded data;
•risks related to our clinical trials including, but not limited to, the costs, design, initiation and enrollment (which could be adversely impacted by the COVID-19 pandemic and resulting restrictions), timing, progress and results of such trials;
•our ability to develop and implement our planned product development, commercialization, marketing and manufacturing capabilities and strategies for our product candidates;
•our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash on hand and proceeds from our financings;
•risks related to leveraging the Company by borrowing money under the debt facility and compliance with its terms;
•our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;
•our ability to continue to meet the requirements for continued listing on the Nasdaq Capital Market;
•our limited operating history;
•our reliance on research and development partners;
•the timing of, and our ability to obtain and maintain regulatory approvals for our product candidates;
•the potential advantages of our product candidates;
•the rate and degree of market acceptance and clinical utility of our product candidates;
•our intellectual property position;

•our ability to attract, integrate and retain key personnel;
•litigation related to our status as a public company, including securities related litigation, breach of fiduciary duty claims or claims regarding alleged internal control failures;
•the impact of government laws and regulations;
•our competitive position;
•developments relating to our competitors and our industry;
•our ability to maintain and establish collaborations or obtain additional funding;
•general or regional economic conditions, including inflation and market volatility;
•risks related to cybersecurity and data privacy;
•changes in U.S. generally accepted accounting principles, or GAAP; and
•changes in the legal, regulatory and legislative environments in the markets in which we operate, including impacts of United States government shut-downs on our ability to raise money and obtain regulatory approval for our products.
Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying supplement and the documents incorporated by reference herein and therein might not occur.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, or incorporated by reference into this prospectus supplement and the accompanying prospectus. It might not contain all the information that is important to you. You should carefully read the entire prospectus supplement, the accompanying prospectus, any applicable additional prospectus supplement or free writing prospectus we file with the SEC and the information incorporated herein and therein by reference, including the financial data and related notes and the sections entitled “Risk Factors”.

Overview

9 Meters is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, gastrointestinal conditions (“GI”) with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. Our pipeline includes drug candidates vurolenatide, a proprietary long-acting glucagon-like-peptide-1 (“GLP-1”) for short bowel syndrome (“SBS”), larazotide, a Phase 3 tight junction regulator being evaluated for celiac disease and multi-system inflammatory syndrome in children (“MIS-C”), and a robust set of early-stage candidates for undisclosed rare diseases and/or unmet needs. Our current product development pipeline is described in the table below:

pipeline – one tract with multiple meaningful opportunities

PROGRAM *Indication*	CLASS	ROUTE	PRE-CLINICAL	PHASE 1	PHASE 2	PHASE 3	MILESTONES
Vurolenatide *Short Bowel Syndrome*	Long-Acting GLP-1	Injectable					Phase 3 initiation → as early as **4Q 2022**
Larazotide *Adult Celiac Disease*	Tight Junction Regulator	Oral; Gut Restricted					Enrollment on hold. Next steps TBD based on further analyses*
Larazotide *MIS-C***	Tight Junction Regulator	Oral; Gut Restricted					Phase 2a topline data → **2H 2022**
NM-003 *Orphan Indication TBD*	Long-Acting GLP-2	Injectable					IND-enabling planning underway
NM-102 *Orphan Indication TBD*	Tight Junction Microbiome Modulator	Oral					IND-enabling underway
NM-136 *Targeted Obesity Disorders*	Anti-GIP hu-mAb	Injectable					IND-enabling underway
NM-004 *Orphan Indication TBD*	Immunomodulator	Oral; Gut Restricted					Phase 2 ready

NOTE: *All programs are New Chemical Entities.*
NOTE: *All programs are globally licensed except NM-004, which excludes Asia, except for Japan.*
* 9 Meters Press release, June 21, 2022
***MIS-C = multisystem inflammatory syndrome in children clinical trial in collaboration with European Biomedical Research Institute of Salerno (EBRIS); GLP-1 = glucagon-like peptide-1; GLP-2 = glucagon-like peptide-2; GIP = glucose-dependent insulinotropic polypeptide; hu-mAb = humanized monoclonal antibody*

Vurolenatide for the Treatment of Short Bowel Syndrome

Vurolenatide is a long-acting injectable GLP-1 analogue being developed for SBS, a debilitating orphan disease with an underserved market. It affects up to 20,000 adults in the U.S. with similar prevalence in Europe. Patients with SBS cannot absorb enough water, vitamins, protein, fat, calories and other nutrients from food. It is a severe disease with life-changing consequences, such as impaired intestinal absorption, diarrhea and metabolic complications. A portion of patients have life-long dependency on Parenteral Support (“PS”) to survive with risk of life-threatening infections and extra-organ impairment. Vurolenatide links exenatide, a GLP-1 analogue, to a long-acting linker technology and is designed specifically to address the gastric effects in SBS patients by slowing digestive transit time. The asset uses proprietary XTEN® technology to extend the half-life of exenatide, allowing for weekly to every other week dosing, which could increase convenience for patients and caregivers. Vurolenatide is patent-protected and has received Orphan Drug Designation by the U.S. Food and Drug Administration (“FDA”).

We announced top-line results from our Phase 1b/2a clinical trial for vurolenatide in SBS in the fourth quarter of 2020. The study met its primary objective as vurolenatide demonstrated excellent safety and tolerability. In addition, vurolenatide demonstrated a clinically relevant improvement in total stool output (“TSO”) volume within 48 hours of first dose.

The Phase 1b/2a clinical trial was an open-label, two-dose study evaluating the safety and tolerability of three escalating fixed doses of vurolenatide (50 mg, 100 mg, 150 mg) in 9 adults with SBS for 56 days. The trial was conducted at Cedars-Sinai Medical Center. Patients in each of the three cohorts received two subcutaneous doses two weeks apart with six weeks of subsequent follow-up. The study assessed the safety and tolerability of repeated doses on Days 1 and 15 at each dose level. Because reduced TSO volume and bowel movement frequency are correlated with improved intestinal absorption and potentially less need for intravenous supplementation for nutrition and hydration, these were key secondary objectives in the trial. The primary purpose of this open-label Phase 1b/2a trial was to assess the compound’s safety and potential efficacy in order to inform future development.

Vurolenatide was generally well tolerated: 17 treatment-emergent adverse events (TEAEs) were observed in 9 patients, 15 of which were mild, transient and self-limited without further intervention. The majority of TEAEs were GI-related (nausea and vomiting).

Importantly, 8 of the 9 patients experienced meaningful declines in TSO following each dose, relative to a baseline output. The rapid onset of clinical improvements in stool volumes, as observed in all 9 patients having substantial reductions in stool output within 48 hours of the first dose, shows the potential for vurolenatide to address the primary problem of chronic malabsorptive diarrhea in SBS patients. Additionally, 4 of 7 patients showed reductions in bowel movement frequency after one dose and 5 of 6 evaluable patients showed reductions in bowel movement frequency after the second dose. Furthermore, of the 5 patients on PS in the trial, 2 patients showed reduction in PS after each dose. Results of the short-form health survey quality of life instrument demonstrated directional improvement in multiple elements of health status over the course of the trial. The short-form health survey, or SF-36, is a set of generic, coherent and easily administered quality-of-life measures. These measures rely upon patient self-reporting and are now widely utilized by managed care organizations and by Medicare for routine monitoring and assessment of care outcomes in adult patients.

In the second quarter of 2021, we launched a multi-center, double-blind, double-dummy, randomized, placebo-controlled Phase 2 trial of vurolenatide for the treatment of SBS. The study's primary efficacy outcome measure was TSO. Treatment groups were determined based on doses identified as effective in the Phase 1b/2a study (50 mg weekly, 50 mg biweekly, 100 mg biweekly and placebo) and dosing interval was based on earlier pharmacokinetic data. Study patients receive weekly or biweekly subcutaneous injections of vurolenatide in a double dummy fashion. The primary objective is to determine whether there is any improvement in 24-hour stool output volume over the double-blind treatment period compared to baseline and to further evaluate the efficacy and tolerability of vurolenatide in the SBS population in light of the positive Phase 1b/2a data. There is no regulatory approval precedent for the VIBRANT2 study population; this necessitated development of a novel primary efficacy outcome measure based on the pathophysiology of SBS (i.e., chronic malabsorptive diarrhea) and what is often perceived as the most bothersome clinical symptom experienced by SBS patients. Hence, the primary efficacy endpoint is 24-hour mean TSO (TSO = sum of ostomy and per rectal stool output) over the treatment period.

On June 30, 2022, we announced positive preliminary results from the Phase 2 study. The preliminary results are based on data from a complete randomization block and are intended to support an end-of-phase 2 meeting with the FDA, which is scheduled for the third quarter of 2022. Results are based on the first 11 randomized patients with appropriate distribution across the four arms of the ongoing study. Overall, 7 of 11 patients met the primary efficacy definition of TSO responder (defined by the Company as patients whose change from baseline in 24-hour mean TSO reduction is ≥ 10%), over the 6-week efficacy evaluation period. The arm of the study anticipated to be taken forward into Phase 3 showed a mean reduction in TSO of greater than 25%. PS volume, a secondary endpoint, was evaluated over the 6-week treatment period. Three of the 5 patients in the study with a PS requirement, all of whom were randomly assigned to active drug, demonstrated a mean decrease (defined as ≥ 20%) in their PS volume requirement over the treatment period. In terms of safety and tolerability, vurolenatide was generally well tolerated with mild to moderate and transient side effects including nausea and vomiting, which are typical for GLP-1 agonists. There were no adverse events leading to early study withdrawal. Two serious adverse events were reported, both central catheter infections, which were deemed to be unrelated to study drug. Overall, preliminary results from the study support and build upon the findings from our Phase 1b/2a trial of vurolenatide in SBS. In addition, based on these results, we have identified the most effective and tolerable dose and dosing interval intended to progress into the Phase 3 study. The study is ongoing and remains blinded to study staff, patients and investigators.

Vurolenatide has received Orphan Drug Designation from the FDA. The FDA Office of Orphan Products Development grants orphan designation to advance the evaluation and development of drugs and biologics to treat, prevent or diagnose rare diseases affecting fewer than 200,000 people in the U.S. Under the Orphan Drug Act, orphan designation qualifies drug sponsors for development incentives conferred by the FDA, including tax credits for qualified clinical testing.

Larazotide for Celiac Disease

In 2019, we initiated a Phase 3 Clinical Trial (“CeDLara®”) for our co-lead drug candidate, larazotide, for the treatment of celiac disease (“CeD”). In June 2022, we announced completion of a pre-specified interim analysis for the Phase 3 CeDLara study, for patients with CeD who continue to experience gastrointestinal symptoms wile adhering to a gluten-free diet. The interim analysis was conducted by an independent statistician, with the sole purpose of re-estimating the treatment group size required to detect a statistically significant clinical effect of larazotide, utilizing patient data from the study.

Based on consultation with the independent statistician, 9 Meters has determined that the additional number of patients needed to reach a significant clinical outcome between placebo and larazotide would be too large to support trial continuation. The interim analysis included the first approximately 50% of the initial target enrollment and followed the completion of the 12-week double-blind efficacy portion of the study. The Company intends to continue to analyze the data over the coming weeks to determine if other individual or groups of celiac symptoms might benefit from treatment with larazotide. Completion of the analyses and engagement with the FDA will determine further plans for larazotide for the treatment of celiac disease.

Product Candidates being Evaluated for Development in Rare and/or Orphan Indications

NM-003 is a proprietary long-acting glucagon-like-peptide 2 (“GLP-2”) receptor agonist with improved serum half-life compared with short-acting versions. On December 9, 2020, we announced that the FDA has granted orphan drug designation to NM-003 for prevention of acute graft versus host disease. NM-003, also called teduglutide, utilizes proprietary XTEN® technology to extend circulating half-life. NM-003 is currently undergoing a preclinical proof-of-concept study. Based on the results of this study, we intend to progress NM-003 through a clinical and regulatory pathway in an undisclosed orphan and rare GI indication.

NM-102, a small molecule peptide, is being developed as a potential microbiome modulator and undergoing an indication selection process. NM-102 is a long-acting, degradation-resistant peptide, believed to be gut-restricted, and presumed to prevent gut microbial metabolites and antigens from trafficking into systemic circulation. On November 10, 2021, we announced a collaboration with Gustav Roussy, a leading cancer center in France, using NM-102. This collaboration adds to an initial 14-month preclinical research project initiated in 2019, which focused on the relationship between intestinal microbiome composition and systemic responses to cancer treatments such as chemotherapy and immune checkpoint inhibitors.

On July 19, 2021, we entered into and closed an asset purchase agreement (the “Lobesity Asset Purchase Agreement”) with Lobesity, LLC (“Lobesity”), pursuant to which we acquired global development rights to a proprietary and highly specific humanized monoclonal antibody, NM-136, that target glucose-dependent insulinotropic polypeptide (“GIP”), as well as the related intellectual property (the “Lobesity Acquisition”). GIP is a hormone found in the upper small intestine that is released into circulation after food is ingested, and when found in high concentrations, can contribute to obesity and obesity-related disorders such as Prader-Willi Syndrome. NM-136 has been shown to prevent GIP from binding to its receptor, which in preclinical obesity models has been shown to significantly decrease weight and abdominal fat by reducing nutrient absorption from the intestine as well as nutrient storage without affecting appetite. We have initiated antibody profiling to support preclinical development.

NM-004 is a double-cleaved mesalamine with an immunomodulator and is currently undergoing a probability of technical, regulatory and intellectual property analysis in an undisclosed GI indication. Based on the results of that analysis, we intend to determine the viability of a path forward.

Recent Developments

On June 30, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) for the purchase of senior secured convertible notes with an institutional investor (the “Holder”). The principal amount for the initial note is $21.0 million (the “Convertible Note”), with an option for us to issue convertible notes to the Holder of up to an aggregate of $70.0 million (the “Additional Convertible Notes”), subject to certain limitations, including that the price of our common stock is not less than 130% of the Fixed Conversion Price (as defined below). On July 15, 2022 (the “Initial Closing Date”), we closed the private placement of the Convertible Note. Any future issuances of additional convertible notes under the Purchase Agreement will be on substantially the same terms as the Convertible Note, as described further below. The Company intends to use the net proceeds from the sale of the Convertible Note to develop and commercialize vurolenatide for short bowel syndrome and for other operating expenses.

The 36-month Convertible Note bears interest equal to the three-month benchmark rate plus 5% (with a floor of 6%) (18% upon an event of default). The Convertible Note ranks senior to all of the outstanding and future indebtedness of the Company and our subsidiaries, and is secured by a first priority perfected security interest in all of our existing and future assets; however, we may use our intellectual property collateral in certain strategic transactions with companies in the pharmaceutical or biotechnology industry, subject to certain collateral requirements being met.

For the first 12 months following the Initial Closing Date, we will make interest payments to the Holder but are not required to make any scheduled principal payments on the Convertible Note. Beginning with the first calendar month thereafter, the Convertible Note amortizes (1/24th) each month until maturity and each amortization installment payment will equal 105% of par.

The Convertible Note is optionally convertible by us or the Holder, subject to certain limitations as described below. We can elect to make principal or interest payments (or accelerated payments) in common stock instead of cash, by providing a notice to the Holder specifying the dollar amount of such election for any given month’s scheduled amortization and, in the case of any earlier accelerated payment(s), a conversion period of not less than 10 trading days, but no more than 40 trading days, during which the Holder converts such portion of the Convertible Note into common stock, provided that, a market liquidity cap shall apply in which after giving effect to all stock payments made during the Conversion Period (as defined below), such payment in shares of our common stock for such period shall not exceed 10% of the aggregate dollar value of the trading volume of our common stock during the trading days of such period (the “Conversion Period”). However, such market liquidity cap excludes from the Conversion Period, (i) any trading days within such period in which 92% of the lowest daily VWAP during the three-trading day period immediately prior to the payment date is less than the conversion floor price, if any, (ii) at Holder’s election, any trading days within such period in which (x) the 92% of the lowest daily VWAP during the three-trading day period immediately prior to the payment date is equal to or higher than the conversion floor price, if any, and (y) 92% of any intraday price per share of our common stock on the Nasdaq Capital Market is less than the conversion floor price, if any, and (iii) unless waived by the Holder, any trading days for which the Equity Conditions (as defined below) are not satisfied. Any portion of stock payment after giving effect to such payment (with any payments applied first to the scheduled amortization payment and secondarily to any additional amount), in excess of the market liquidity cap shall instead remain outstanding. Pursuant to such optional conversion, the conversion price will equal 92.0% of the lowest daily VWAP during the three-trading day period immediately prior to the payment date determined by the Holder during the conversion period, provided however, that we can elect to set a conversion floor price, but if the conversion price set forth on our notice is lower than the conversion floor price, the notice will be deemed to have failed and such amount shall remain outstanding unless the Holder elects to convert at the conversion floor price, provided such election is only available to the Holder if such conversion floor price is greater than 92% of the lowest daily VWAP during the three-trading day period immediately prior to the payment date determined by the Holder during the conversion period. If the Holder elects to convert the Convertible Note, the conversion price per share will be $0.3531, subject to customary adjustments and anti-dilution protection described below (the “Fixed Conversion Price”). The conversion of the Convertible Note is subject to certain conditions, including that the shares are registered, the Holder is not in possession of material non-public information provided by or on behalf of the Company, no fundamental change of the Company has been announced or is pending, the Holder remains within the Beneficial Ownership Limitation (as defined below), and no event of default has occurred and is continuing (the “Equity Conditions”).

As long as we remain in compliance with the Convertible Note, and subject to certain limitations described in the Convertible Note, we have two optional redemption rights to repay the Convertible Note in cash. First, after 180 days following the Initial Closing Date and any closing date of Additional Convertible Notes (each, a “Subsequent Closing Date”, and together with the Initial Closing Date, the “Closing Dates”), so long as the market price of our common stock has been no less than 140% of the Fixed Conversion Price for the immediately preceding 20 trading days, we can elect to redeem the Convertible Note for an amount equal to 105% of the principal amount elected to be redeemed, plus accrued and unpaid interest; provided that any redemption may not be greater than the portion of the principal amount which, if converted into our common stock at the Fixed Conversion Price, results in a number of shares of our common stock equal to (1) 20% of the aggregate volume traded in our common stock on the Nasdaq Capital Market during market trading hours during the 20 trading days immediately preceding such redemption date less (2) the cumulative number of shares of our common stock converted by the Holder during the 20 trading days immediately preceding such redemption date. Second, at any time following the applicable Closing Date, we can elect to repay the Convertible Note at the greater of (i) the Fixed Conversion Value (the daily VWAP of the common stock on the date of the redemption notice multiplied by the number of shares that would result from the conversion of the principal amount being redeemed at the Fixed Conversion Price), plus accrued and unpaid interest and (ii) 125% of par before the first anniversary of the applicable Closing Date, 115% of par before the second anniversary of the Closing Date, and 105% of par before the third anniversary of the applicable Closing Date, each plus accrued and unpaid interest.

The conversion price with respect to the Convertible Note is subject to a weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of our common stock, other than certain excepted issuances, at a price below the conversion price then in effect. Additionally, for 90 days following the Initial Closing Date, if we grant, issue or sell any shares of our common stock, then immediately after such dilutive issuance, the conversion rate of the Convertible Note will be decreased to an amount equal to the average of the daily VWAPs of our common stock for each of the five trading days immediately following the date of public disclosure of such issuance.

The Convertible Note may not be converted into shares of common stock if such conversion would result in the Holder and its affiliates owning an aggregate of in excess of 4.99% of the then-outstanding shares of common stock, provided that upon 61 days’ notice, such ownership limitation may be adjusted by the Holder, but in any case, to no greater than 9.99% (the “Beneficial Ownership Limitation”).

The Convertible Note provides for standard and customary events of default, such as our failing to make timely payments under the Convertible Note and failing to timely comply with the reporting requirements of the Exchange Act. The Purchase Agreement and Convertible Note also contain customary affirmative and negative covenants, including limitations on incurring additional indebtedness, the creation of additional liens on our assets, and entering into investments, as well as a requirement to raise at least $25.0 million by March 31, 2023 (the “Subsequent Financing”) and a minimum liquidity requirement (110% of the outstanding principal amount prior to the Subsequent Financing and thereafter, provided our total market capitalization is at least $150 million, the greater of (i) the outstanding principal amount, less 7.5% of our total market capitalization and (ii) 50% of the outstanding principal amount) which such amount must be held in one or more accounts subject to a “holder directed” control agreement entered into in favor of the collateral agent under the Convertible Note. We have established such an account and the balance of such account is currently at 110% of the outstanding principal amount of the Convertible Note.

Pursuant to the Purchase Agreement, we agreed to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) within 30 days following the Initial Closing Date, a registration statement covering the resale of the shares of our common stock issuable upon exercise of the Convertible Note, and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable, and in any event within 30 days of filing the registration statement (or 60 days if reviewed and commented on by the SEC).

In addition, we must seek the approval of our stockholders for the issuance of all shares of common stock issuable upon conversion of the Convertible Note and any additional convertible notes, in compliance with the rules of the Nasdaq Capital Market. In connection therewith, we have entered into voting agreements with each of our officers and directors, pursuant to which they have agreed to vote their shares in favor of such proposal.

Corporate Information

We were incorporated under the laws of Delaware under the name Monster Digital, Inc. in November 2010 as a private company. We completed our initial public offering in July 2016. In January 2018, we acquired Innovate Biopharmaceuticals Inc. (Private Innovate) through its merger with a wholly-owned subsidiary of ours, with Private Innovate surviving as our wholly-owned subsidiary. As part of that transaction, Monster Digital, Inc. changed its name to Innovate Biopharmaceuticals, Inc. At that time, we also changed the focus of our business to pharmaceutical research and development. In April 2020, we acquired RDD Pharma, Ltd., or RDD, through its merger with a wholly-owned subsidiary of ours, with RDD surviving as our wholly-owned subsidiary. As part of that transaction, we changed our name from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. In May 2020, we acquired Naia Rare Diseases, Inc. through its merger with a wholly-owned subsidiary of ours.

Our principal executive offices are located at 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615 and our telephone number is (919) 275-1933. Our corporate website address is www.9meters.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act, will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the contents of our website are not incorporated into this prospectus supplement and our reference to the URL for our website is intended to be an inactive textual reference only.

The Offering

This prospectus relates to the resale by the selling stockholder named herein and any additional selling stockholders who will be identified in one or more prospectus supplements of up to 144,622,855 shares of our common stock issuable upon exercise of Convertible Note.

Common stock offered by us in this offering:	We are not selling any shares of common stock pursuant to this prospectus.
Common stock offered by selling stockholder:	144,622,855

Common stock outstanding before this offering:(1)	258,235,418
Common stock outstanding after this offering:	402,858,273, assuming that all shares of common stock being offered pursuant to this prospectus are actually issued upon conversion or redemption of the Convertible Note.
Use of proceeds:	9 Meters will not receive any proceeds from the sale of our shares of common stock by the selling stockholder.

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information contained in this prospectus or otherwise incorporated by reference before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “NMTR”.

(1)Unless otherwise indicated, all references in this prospectus to the number of shares of our common stock to be outstanding after this offering is based on 258,235,418 shares outstanding as of March 31, 2022 and excludes:

•5,300,518 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2022 at a weighted average exercise price of $1.69 per share under the Innovate 2015 Stock Incentive Plan;
•23,919,158 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2022 at a weighted average exercise price of $1.01 per share under the 2012 Omnibus Incentive Plan (the “Omnibus Plan”);
•9,079,842 shares of common stock reserved for future issuance under the Omnibus Plan as of March 31, 2022 (which has subsequently expired and as of June 22, 2022, has been replaced by the 2022 Stock Incentive Plan, which reserves 12,000,000 shares of common stock for future issuance);
•985,807 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2022 at a weighted average exercise price of $0.63 per share, under the option agreements granted to RDD employees and assumed by us in accordance with their terms, pursuant to the Agreement and Plan of Merger with RDD, dated as of October 6, 2019, as amended on December 17, 2019;
•23,044,062 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2022 at a weighted average price of $0.60 per share; and
• 144,622,855 shares of common stock reserved for issuance upon conversion or redemption of the Convertible Note issued by the Company on July 15, 2022.
Unless otherwise indicated, all information in this prospectus supplement reflects or assumes no exercises of any outstanding stock options or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties, as well as other information, in this prospectus and any prospectus supplement, as well as the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 which is incorporated herein by reference, in each case as these risk factors are amended or supplemented by our Current Reports on Form 8-K or Quarterly Reports on Form 10-Q, and as updated by any other document that we subsequently file with the SEC and that is incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision. The risks set forth in this prospectus supplement and incorporated herein by reference are those which we believe are the material risks that we face. These risks are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering

We expect to raise additional capital by issuing additional securities, some of which could have terms or rights superior to those of our existing securityholders, which could adversely affect your investment in our company, the market price of shares of our common stock and our business.

We expect to seek additional financing to fund future operations, including our research and development activities and any possible sales and marketing activities. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our then current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of our then existing securityholders, which could adversely affect the market price of our common stock and the voting power of shares of our common stock. If we raise additional funds by issuing convertible preferred stock or debt securities, the holders of these securities would similarly have some rights senior to those of our then existing securityholders, and the terms of these securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

Sales of shares of our common stock by the selling stockholder may cause our stock price to decline.

As of July 27, 2022, we had 259,107,380 shares of common stock outstanding. Sales of substantial amounts of our shares of common stock in the public market by the selling stockholder, or the perception that those sales may occur, could cause the market price of shares of our common stock to decline and impair our ability to raise capital through the sale of additional shares of our common stock.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

The audit report on our financial statements for the years ended December 31, 2021 and 2020 included an explanatory paragraph related to recurring losses from operations and our dependence on additional financing to continue as a going concern. We have incurred net losses for the years ended December 31, 2021 and 2020 and had an accumulated deficit of $180.2 million as of March 31, 2022. In view of these matters, our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity financing or enter into strategic partnerships. We intend to continue to finance our operations through debt or equity financings or strategic partnerships. The failure to obtain sufficient financing or strategic partnerships on a timely basis and on acceptable terms, if at all, could adversely affect our ability to achieve our business objectives and continue as a going concern.

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market, our common stock could be delisted from trading, which would decrease the liquidity of our common stock and our ability to raise additional capital.

Our common stock is currently listed on The Nasdaq Capital Market. In order to maintain this listing, we must satisfy minimum financial and other requirements. On February 8, 2022, we received a notification letter from Nasdaq’s Listing

Qualifications Department indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), because the minimum bid price of our common stock on The Nasdaq Capital Market closed below $1.00 per share for 30 consecutive business days (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 calendar days to regain compliance with the minimum bid price requirement, or until August 8, 2022. To regain compliance, the closing bid price of our common stock has to meet or exceed $1.00 per share for at least ten consecutive business days before August 8, 2022. If the Company does not regain compliance with the Bid Price Rule by August 8, 2022, the Company may be eligible for an additional 180-day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

On June 22, 2022, our stockholders approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock, with the decision whether to implement such split subject to the discretion of our board of directors. Our board of directors may effect a reverse stock split by a ratio of not less than one-for-two and not more than one-for-twenty, with the exact ratio as determined by our board of directors in its sole discretion, for the purpose of helping us regain compliance with the continued listing requirements of Nasdaq Listing Rules.

While we intend to engage in efforts to maintain compliance, and thus maintain our listing, there can be no assurance that we will continue to meet all applicable Nasdaq Capital Market requirements in the future. If our common stock were removed from listing with The Nasdaq Capital Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange, which is the exception on which we currently rely. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market.

If our common stock is delisted and there is no longer an active trading market for our shares, it may, among other things:

•cause you difficulty in selling your shares without depressing the market price for the shares or selling your shares at all;
•substantially impair our ability to raise additional funds;
•result in a loss of institutional investor interest and fewer financing opportunities for us; and/or
•result in potential breaches of representations or covenants of agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.
A delisting would also reduce the value of our equity compensation plans, which could negatively impact our ability to retain key employees.

The market price of our common stock has been and will likely in the future be volatile.

The stock market in general and the market for pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. For example, since our stock began trading under the symbol “INNT”, and later under “NMTR”, on February 1, 2018, through July 27, 2022, the price thereof has ranged from a low of $0.20 per share to a high of $50.50 per share. The market price of our common stock may be highly volatile and could continue to be subject to wide fluctuations in response to various factors. These factors have included or may include the following, some of which are beyond our control:

•regulatory or legal developments in the United States and foreign countries;
•results from changes to or delays in clinical trials of our product candidates;
•announcements of regulatory approval or disapproval of, or delays in clinical trials for our product candidates;

•commercialization of our product candidates;
•general economic, industry and market conditions, including concerns over inflation, energy costs, and geopolitical issues;
•FDA or other U.S. or foreign regulatory actions affecting us or our industry;
•introductions and announcements of new products by us, any commercialization partners or our competitors and the timing of these introductions and announcements;
•variations in our financial results or those of companies that are perceived to be similar to us;
•changes in the structure of healthcare payment systems;
•announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, joint ventures, capital commitments or other transactions;
•market conditions in the pharmaceutical and biopharmaceutical sectors and issuance of securities analysts’ reports or recommendations;
•actual or anticipated quarterly variations in our results of operations or those of our competitors;
•changes in financial estimates or guidance, including our ability to meet our future revenue and operating profit or loss estimates or guidance;
•our liquidity position and ability to raise additional capital;
•sales of substantial amounts of our stock by insiders and other stockholders, or the expectation that such sales might occur;
•additions or departures of key personnel;
•intellectual property, product liability or other litigation against us;
•expiration or termination of our potential relationships with strategic partners;
•catastrophic weather and/or global disease pandemics, such as the COVID-19 pandemic; and
•the other factors described in this “Risk Factors” section.
The stock market in general has experienced relatively large price and volume fluctuations, particularly in response to the COVID-19 pandemic and current economic conditions, including high inflation and rising interest rates. In particular, the market prices of securities of smaller biotechnology and medical device companies have experienced dramatic fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. In addition, price volatility may increase if the trading volume of our common stock remains limited or declines.

Risks Related to Drug Development

Interim, “top-line,” and preliminary data from our clinical trials that we may announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, top-line or preliminary data from our preclinical studies and clinical trials, based on a preliminary analysis of then-available data, with the results, related findings and conclusions subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received all data when we publicly disclose such data. As a result, any interim, top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary or top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim, top-line and preliminary data should be viewed with caution until the final data are available. In addition, preliminary or interim data from ongoing clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. For example, we have announced data from the first randomization block of our Phase 2 VIBRANT study with vurolenatide, but we continue to enroll patients in this study and plan to announce additional data from these patients in the future. Adverse differences between any preliminary data we disclose and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. Any information we determine not to disclose may ultimately be deemed significant by you or others with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business. If the interim, top-line or preliminary data that we report differ from final results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, product candidates may be harmed, which could significantly harm our business, financial condition, results of operations and prospects.

We are reliant  on the success of our lead  product candidate, vurolenatide, which we are developing for the treatment of SBS. If we are unable to commercialize vurolenatide, or experience significant delays in doing so, our business will be materially harmed.
Our ability to generate product revenues, which may not occur for several years, if ever, currently depends heavily on the successful development and commercialization of vurolenatide. The success of vurolenatide will depend on a number of factors, including the following:
•successful completion of clinical development;
•receipt of marketing approvals from applicable regulatory authorities;
•establishing commercial manufacturing arrangement with third-party manufacturers;
•obtaining and maintaining patent and trade secret protection and regulatory exclusivity;
•protecting our rights in our intellectual property portfolio;
•establishing sales, marketing and distribution capabilities;
•launching commercial sales of vurolenatide, if and when approved, whether alone or in collaboration with others;
•acceptance of vurolenatide, if and when approved, by patients, the medical community and third-party payors;
•effectively competing with other SBS thereapies; and
•maintaining a continued acceptable safety profile of vurolenatide following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize vurolenatide, which would materially harm our business.
Risks Related to the Convertible Note

There are risks associated with our outstanding Convertible Note and any additional convertible notes issuable under the Purchase Agreement that could adversely affect our business and financial condition.
As of July 27, 2022, we had $21.0 million of outstanding indebtedness under the Convertible Note. Pursuant to the Purchase Argument, we can incur up to an aggregate of $70.0 million by issuing additional convertible notes to the Holder, subject to certain limitations. The terms of any Additional Convertible Notes issued under the Purchase Agreement will be substantially the same as those under the Convertible Note. The interest rate is variable and the conversion rate of the Convertible Note is subject to a weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of our common stock, other than certain excepted issuances, at a price below the conversion price then in effect. Additionally, if within 90 days after June 30, 2022, we grant, issue or sell any shares of our common stock, then immediately after such dilutive issuance, the conversion rate of the Convertible Note will be decreased to an amount equal to the average of the daily VWAPs of our common stock for each of the five trading days immediately following the date of public disclosure of such issuance. We may pay interest and repay principal, at our discretion, in shares of our common stock.

The Convertible Note provides for standard and customary events of default, such as our failing to make timely payments under the Convertible Note and failing to timely comply with the reporting requirements of the Exchange Act. The Purchase Agreement and the Convertible Note also contain customary affirmative and negative covenants, including limitations on incurring additional indebtedness, the creation of additional liens on our assets, and entering into investments, as well as a subsequent financing requirement to raise at least $25.0 million by March 31, 2023, and a minimum liquidity requirement. In addition, if we experience a Fundamental Change, as defined in the Convertible Note, then the holder of the Convertible Note, and any additional convertible notes issued under the Purchase Agreement, can require us to repurchase the Convertible Note or Additional Convertible Notes, if any, at the Fundamental Change Repurchase Price (as defined in the Convertible Note) in cash.

Our ability to remain in compliance with the covenants under the Convertible Note depends on, among other things, our operating performance, competitive developments, financial market conditions, and stock exchange listing of our common stock, all of which are significantly affected by financial, business, economic, and other factors. We are not able to control many of these factors. Accordingly, our cash flow may not be sufficient to allow us to pay principal and interest on the Convertible Note and any additional convertible notes issued under the Purchase Agreement or meet our other obligations under the Purchase Agreement. Our level of indebtedness under the Purchase Agreement could have other important consequences, including the following:

•We may need to use a substantial portion of our cash flow from operations to pay interest and principal on the Convertible Note and any additional convertible notes issued under the Purchase Agreement, which would reduce funds available to us for other purposes such as working capital, capital expenditures, potential acquisitions, and other general corporate purposes;

•We may be unable to refinance our indebtedness under the Purchase Agreement or to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes;

•We are exposed to fluctuations in interest rates because borrowings under the Purchase Agreement bear interest at a variable rate;

•We may be unable to comply with financial and other covenants in the Convertible Note, which could result in an event of default that, if not cured or waived, may result in acceleration of the Convertible Note and any additional convertible notes issued under the Purchase Agreement and would have an adverse effect on our business and prospects, could cause us to lose the rights to our intellectual property, and could force us into bankruptcy or liquidation;

•Our ability to pay interest and repay principal in shares of our common stock, if so elected by us, and conversion of the Convertible Note and any additional convertible notes issued under the Purchase Agreement could result in significant dilution of our common stock, which could result in significant dilution to our existing stockholders and cause the market price of our common stock to decline; and

•We may be more vulnerable to an economic downturn or recession and adverse developments in our business.

There can be no assurance that we will be able to manage any of these risks successfully.

Our obligations to the Holder under the Convertible Note, and any additional convertible notes, are secured by a security interest in substantially all of our assets, and if we default on those obligations, the Holder could foreclose on our assets.

Our obligations under the Convertible Note, and any additional convertible notes, and the related transaction documents, are secured by a security interest in substantially all of our assets. As a result, if we default on our obligations under the Convertible Note, or any additional convertible notes, the collateral agent on behalf of the Holder could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and investors may lose all or part of your investment.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling stockholder.

    The selling stockholder will pay any underwriting discounts and commissions and expenses it incurs for brokerage, accounting, tax, or legal services, or any other expenses they incur in disposing of their shares. We will incur certain expenses in connection with the registration with the SEC of the shares of our common stock to be sold by the selling stockholder.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the Convertible Note. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time.
Except for the ownership of the Convertible Note issued in the Private Placement pursuant to the Purchase Agreement, the selling stockholder has not had any material relationship with us within the past three years. Pursuant to the terms of the Convertible Note, the Convertible Note may not be converted into shares of common stock if such conversion would result in the Holder and its affiliates owning an aggregate of in excess of 4.99% of the then-outstanding shares of common stock, provided that upon 61 days’ notice, such ownership limitation may be adjusted by the Holder, but in any case, to no greater than 9.99% (the “Beneficial Ownership Limitation”). The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”
The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, as of July 27, 2022, assuming the conversion or redemption of the Convertible Note held by the selling stockholder equal to the number of shares reserved for issuance under the Convertible Note, without regard to the Beneficial Ownership Limitation.
The third column lists the shares of common stock being offered by this prospectus by the selling stockholder, without regard to the Beneficial Ownership Limitation.
In accordance with the terms of a registration rights agreement with the Holder, this prospectus generally covers the resale of the number of shares of common stock reserved pursuant to the terms of the outstanding Convertible Note and Purchase Agreement (without regard to any limitations on conversion or redemption contained therein solely for the purpose of such calculation). Because the conversion price of the Convertible Note may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Additionally, we cannot advise you as to whether the selling security holder will in fact convert the Convertible Note or sell any or all shares of Common Stock issued pursuant to such conversion. The fourth and fifth columns assume the sale of all of the shares of common stock offered by the selling stockholder pursuant to this prospectus, without regard to the Beneficial Ownership Limitation.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(1)
Name of Selling Stockholder			Shares	Percent
High Trail Special Situations, LLC (2)	144,622,855	144,622,855	--	--

(1)The percentage of ownership after the offering is calculated based on 259,107,380 shares outstanding as of July 27, 2022, and assumes the issuance of all of the shares underlying the Convertible Note that are offered for resale hereby, and the sale by such selling stockholder of all of the shares offered for resale hereby, without regard to the Beneficial Ownership Limitation.

(2)Consists of shares of common stock issuable pursuant to the conversion or redemption of the Convertible Note, with the conversion or redemption thereof subject to the ownership limitations described herein. Hudson Bay Capital Management LP, the investment manager of High Trail Special Situations LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of High Trail Special Situations LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of the Selling Stockholder is c/o High Trail Capital LP, 80 River Street, Suite 4C, Hoboken, NJ 07030.

PLAN OF DISTRIBUTION

The selling stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
There can be no assurance that the selling stockholder will sell all or any of the securities offered by this prospectus. The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
While we and the selling stockholder have agreed that the selling stockholder is not an underwriter, in offering the securities covered by this prospectus, the selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our securities issuable hereunder and certain other legal matters have been passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2021 and 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern), and have been incorporated herein by reference in reliance on the report of Mayer Hoffman McCann P.C., given on the authority of such firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statements, each statement being qualified in all respects by such reference. We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.9meters.com. Our website and the information contained therein or connected thereto are not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 23, 2022;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 16, 2022;
•our Current Reports on Form 8-K, filed with the SEC on January 3, 2022, January 18, 2022, January 24, 2022, February 11, 2022, February 28, 2022, March 23, 2022 (only with respect to Item 8.01), April 13, 2022, June 22, 2022, June 30, 2022 and June 30, 2022; and
•the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on June 7, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference, including exhibits to the document. You should direct any requests for documents to the Corporate Secretary at 9 Meters Biopharma, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, phone (919) 275-1933.
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

144,622,855 Shares of Common Stock
________________________________

PROSPECTUS

________________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. The selling stockholder will not be responsible for any of the expenses of this offering. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$3,282
Legal fees and expenses	$40,000
Accounting fees and expenses	$10,000
Miscellaneous	$6,718
Total	$60,000

Item 15. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.
Our amended and restated bylaws provide that we will indemnify each person who was or is a witness or party or threatened to be made a witness or party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee has been successful in such action, suit or proceeding. Notwithstanding the foregoing, to the extent that any Indemnitee has not been wholly successful, but has been successful as to any matter in such action, suit or proceeding, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her on his or her behalf in connection with each such matter.
We have entered into indemnification agreements with each of our directors and executive officers. In general, these agreements provide that we will indemnify the directors and executive officers to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

EXHIBIT INDEX

				INCORPORATED BY REFERENCE
EXHIBIT NO.		DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

2.1	*	Agreement and Plan of Merger and Reorganization, dated October 6, 2019, by and among the Company, INNT Merger Sub 1 Ltd., RDD Pharma, Ltd., and Orbimed Israel Partners, Limited Partnership.		8-K	2.1	October 7, 2019
2.1.1	*	First Amendment to Agreement and Plan of Merger and Reorganization, dated December 17, 2019, by and among the Company, INNT Merger Sub 1 Ltd., RDD Pharma, Ltd., and Orbimed Israel Partners, Limited Partnership.		8-K	2.1	December 17, 2019
2.2	*	Agreement and Plan of Merger, dated April 30, 2020, among Innovate Biopharmaceuticals, Inc., Naia Merger Sub, Inc., Second Naia Merger Sub LLC, and Naia Rare Diseases, Inc.		8-K	2.1	May 4, 2020
2.3	*	Asset Purchase Agreement between 9 Meters Biopharma, Inc. and Lobesity, LLC, dated July 19, 2021.		10-Q	2.1	November 15, 2021
3.1		Amended and Restated Certificate of Incorporation of the Company, as amended.		10-Q	3.1	August 12, 2021
3.1.1		Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company.		8-K	3.1	May 4, 2020
3.2		Amended and Restated Bylaws of the Company.		8-K	3.1	December 10, 2018
4.1		Form of Share Certificate.		10-K	4.1	March 14, 2018
4.2		Description of the Company’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.		10-K	4.2	March 20, 2020
4.3		Form of Warrant.		8-K	4.1	February 2, 2018
4.4		Form of Common Stock Purchase Warrant.		8-K	4.1	May 1, 2019
4.5		Form of Placement Agent Warrant.		8-K	4.2	May 1, 2019
4.6		Form of Series A Convertible Preferred Stock Warrant.		8-K	4.1	May 4, 2020
5.1		Opinion of Wyrick Robbins Yates & Ponton LLP.	x

10.1	Form of Securities Purchase Agreement.		8-K	10.1	June 30, 2022
10.2	Form of Senior Secured Convertible Note.		8-K	10.2	June 30, 2022
23.1	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.	x
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1)	x
24.1	Power of Attorney (contained on signature page)	x
107	Calculation of Registration Fee	x

*     Certain confidential portions and/or the schedules and attachments to this exhibit have been omitted from this filing pursuant to Item 601(a)(5), 601(b)(2), or 601(b)(10), as applicable, of Regulation S-K. The Company will furnish copies of the unredacted exhibit to the SEC upon request.

Item 17. Undertakings

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)The undersigned registrant hereby undertakes that:

II-1

(1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 28th day of July, 2022.

9 METERS BIOPHARMA, INC.
By:	/s/ Bethany Sensenig
Bethany Sensenig Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Temperato and Bethany Sensenig, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Temperato	Chief Executive Officer and Director	July 28, 2022
John Temperato	(Principal Executive Officer)

/s/ Bethany Sensenig	Chief Financial Officer	July 28, 2022
Bethany Sensenig	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Sirgo	Director	July 28, 2022
Mark Sirgo, Pharm.D.

/s/ Michael Constantino	Director	July 28, 2022
Michael Constantino

/s/ Lorin K. Johnson	Director	July 28, 2022
Lorin K. Johnson, Ph.D.

/s/ Michael Rice	Director	July 28, 2022
Michael Rice

/s/ Samantha Ventimiglia	Director	July 28, 2022
Samantha Ventimiglia